Exhibit 10.20
September 29, 2009
Anne Rohosy
2590 NW Westover Road
Portland, OR 97210
Dear Anne:
I am delighted to confirm our offer to join Levi Strauss & Co. (LS&Co.) as Senior Vice President, Commercial Operations - Levi's®, reporting to me. Your start date will be October 19, 2009. The details of our offer are as follows:
Work Location

•	Your work location will be San Francisco, CA.

Salary

•	Your starting salary will be $6,730.76 per week (approximately $350,000.00 per year). Your position is assigned to the Executive Band in the company's compensation program.

Annual lncentive Plan

•
Your target participation in the Annual lncentive Program (AIP) is 40% of your base salary, with a 2010 target value of $140,000.00 Your award opportunity under this plan is up to 200% of target value as determined by your individual performance and the performance of the company. AIP payouts are prorated based on date of hire. This payment will be made in the first quarter of 2011. A detailed explanation of the program is included with this letter.

Long Term Incentives

•	You will also be eligible to participate in LS&CO.'s long-term incentive plans. You will participate in two long-term plans:

◦	Long-term lncentive Plan (LTIP) - awards under this program are based on performance against internal financial measures.

For 2010, your target grant is $62,500. This payment will be made in the first quarter of 2013.

◦	Total Shareholder Return Plan (TSRP) - awards under this program are based on LS&CO. stock price appreciation. The stock price is determined by an independent third party.

For 2010, you will receive a grant under this plan with a total TSRP target of 2900 units.

TSRP grants are estimated to be made in February 2010, with additional grant details (strike price, vesting schedule, etc.) provided at that time.

Rohosy – 2

•
2010 Long-term incentive plans are subject to Board of Director approval. Target award levels are based on your job band, and are prorated based on date of hire. Enclosed you will find more information on the current LTlP and TSRP programs.

Signing Bonus

•	You will receive a one-time signing bonus of $50,000.00 (less applicable taxes), payable within 30 days of your start date.

•
This signing bonus is offered in anticipation of the contributions you will make to our business over time. In the event that you resign before completing one year (12 months) of employment, or you are terminated for cause before one year (12 months) of employment, you will be required to repay the prorated, remaining balance of your signing bonus. Any such repayment may be deducted in whole or in part from any final payments due to you.

•	Enclosed you will find a Signing Bonus Acknowledgment and Payback Agreement. Please sign and return the Payback Agreement.

Relocation

•
You are eligible for homeowner relocation benefits to facilitate the move to the San Francisco area. You will receive detailed information from Veronica Harris, Relocation Manager, who will be available to assist you with your relocation. Veronica can be reached at (312)-693-3688.

•
As agreed, we will make an exception to policy, extending relocation eligibility from six (6) months to twelve (12) months. Additionally, we agree to extend the temporary living benefit to a maximum of four (4) months, paid by LS&Co., with total expenses not to exceed $20,000.00.

Benefits

•
Our offer also includes participation in our flexible benefits program. There are a number of benefit options available to you in the areas of health care and life insurance, as well as our long term savings programs which provide important tax advantages for your savings.

•
You are eligible to participate in the executive perquisite programs associated with a position at your level. The total benefit of these programs, including parking and the perquisite cash allowance, is approximately $9,600.00. The value of the perquisite cash allowance is $7,000.00 per year, paid out to you in two installments each year. The first payment is in January and the second is in June.

•
You are eligible for three weeks of TOPP (Time Off with Pay Program) pay that you will accrue during your first year of employment in accordance with Company guidelines. As agreed, we will offer an additional week of TOPP, banked in full to your account, for the first year. TOPP accrual will begin at the rate of four weeks per year beginning the second year.

•
In the unlikely event of your involuntary termination, you may be eligible for benefits under the Senior Executive Severance Plan. All benefits would be based on the plan in effect at the time of the termination.

Rohosy – 3

The above describes some of the terms of LS&Co.'s compensation and benefit programs, which may be updated periodically. The official documents govern in all cases. Questions about your compensation, benefits or other Human Resources related issues may be directed to Cathy Unruh, Sr. Vice President, Human Resources, at (415) 501-6588.
Worldwide Code of Business Conduct

•
LS&Co.'s Worldwide Code of Business Conduct (WCOBC) sets out basic principles to guide all employees of the Company on how LS&Co. conducts business, while at the same time provides helpful guideposts for behavior while on the job. Please visit our website at http://www.levistrauss.com/Company/Ethics.aspx to review the WCOBC prior to your start date. A hard copy of the document may be obtained by calling LS&Co.'s Peopleline at 1-866-891-6725. The WCOBC is a fundamental condition of employment, and employees are required to sign a Statement of Commitment agreeing to abide by the principles set forth in the document. Please sign the enclosed Statement of Commitment and bring it with you on your first day of employment. If you should have any questions, please let me know before your start date.

Other

•
You will need to provide evidence that you are legally authorized to work in the United States. Please refer to the attached sheet for the type of evidence required according to the government's I-9 regulations. Your employment is specifically conditioned upon your providing this information within 72 hours of your start date.

•
LS&Co. expects your association with the company will be mutually beneficial. Nonetheless, LS&Co. is an "at-will employer," which means you or LS&Co. can terminate your employment at LS&Co. at any time with or without cause, and with or without notice. Only the President, Chief Executive Officer or Senior Vice President of Human Resources can authorize an employment agreement to the contrary and then such employment agreement must be in writing.

Anne, we are very excited about you joining the company. We are confident that you will make a valuable contribution to LS&Co.'s business.
Sincerely,
Robert Hanson
President, Levi Strauss Americas
CC:         Sherrie Schwartz, VP Human Resources, LSA/GSO
Attachments:     I-9 Requirements
Code of Conduct
Annual lncentive Plan
Long Term lncentive Plan
Total Shareholder Return Program
Signing Bonus Acknowledgement
Homeowner Relocation Summary

Signed: Anne Rohosy                             Date